EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Molina Healthcare Data Center, Inc.	New Mexico
Molina Healthcare of Arizona, Inc.*	Arizona
Molina Healthcare of California	California
Molina Healthcare of California Partner Plan, Inc.	California
Molina Healthcare of Florida, Inc.	Florida
Molina Healthcare of Georgia, Inc.*	Georgia
Molina Healthcare of Illinois, Inc.	Illinois
Molina Healthcare of Maryland, Inc.*	Maryland
Molina Healthcare of Michigan, Inc.	Michigan
Molina Healthcare of Mississippi, Inc.*	Mississippi
Molina Healthcare of New Mexico, Inc.	New Mexico
Molina Healthcare of North Carolina, Inc.*	North Carolina
Molina Healthcare of Ohio, Inc.	Ohio
Molina Healthcare of Puerto Rico, Inc.	Puerto Rico
Molina Healthcare of South Carolina, Inc.	South Carolina
Molina Healthcare of Texas, Inc.	Texas
Molina Healthcare of Texas Insurance Company^	Texas
Molina Healthcare of Utah, Inc.	Utah
Molina Healthcare of Virginia, Inc.	Virginia
Molina Healthcare of Washington, Inc.	Washington
Molina Healthcare of Wisconsin, Inc.	Wisconsin
Molina Hospital Management, Inc.	California
Molina Information Systems, LLC, dba Molina Medicaid Solutions	California
Molina Medical Management, Inc.	California
Molina Pathways, LLC*	Delaware
Molina Pathways of Texas, Inc.+*	Texas
Molina Personal Care, Inc.+ *	Texas
Molina Personal Care of South Carolina, Inc.+*	South Carolina
Molina Youth Academy	California

*	Non-operational entity

^	Wholly owned subsidiary of Molina Healthcare of Texas, Inc.

+	Wholly owned subsidiary of Molina Pathways, LLC